Free Writing Prospectus	Filed Pursuant to Rule 433(d)

Registration Statement No. 333-182490

TERM SHEET

Dated April 12, 2016

Issuer:	Japan Bank for International Cooperation (JBIC)

Security:	1.875% Guaranteed Bonds due April 20, 2021 (the “5-year Securities”) and 2.375% Guaranteed Bonds due April 20, 2026 (the “10-year Securities”)

Expected Ratings:	Moody’s: A1/stable outlook; S&P: A+/stable outlook

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to suspension, reduction or withdrawal at any time

Guarantee:	Payments of principal and interest are unconditionally and irrevocably guaranteed by Japan

Ranking:	Senior unsecured

Currency / Principal Amount:	5-year Securities: U.S.$1,000,000,000
10-year Securities: U.S.$1,500,000,000

Denomination:	U.S.$200,000 x U.S.$2,000

Pricing Date:	April 12, 2016

Settlement Date:	April 20, 2016

Maturity Date:	5-year Securities: April 20, 2021
10-year Securities: April 20, 2026

Coupon:	5-year Securities: 1.875% (Semi-annual, 30/360)
10-year Securities: 2.375% (Semi-annual, 30/360)

Interest Payment Dates:	5-year Securities: April 20 and October 20 of each year, commencing October 20, 2016 and ending April 20, 2021
10-year Securities: April 20 and October 20 of each year, commencing October 20, 2016 and ending April 20, 2026

Redemption after the Occurrence of a Tax Event:	JBIC may redeem all, but not less than all, of the bonds in the event of certain changes relating to Japanese taxation at 100% of the principal amount thereof plus accrued interest thereon and any additional amounts JBIC is required to pay, as described in the prospectus supplement

Price to Public:	5-year Securities: 99.744%, plus accrued interest, if any, from April 20, 2016
10-year Securities: 99.506%, plus accrued interest, if any, from April 20, 2016

Underwriting Discount:	5-year Securities: 0.125%
10-year Securities: 0.175%

Proceeds, before Expenses, to JBIC:	5-year Securities: 99.619%, plus accrued interest, if any, from April 20, 2016
10-year Securities: 99.331%, plus accrued interest, if any, from April 20, 2016

Benchmark U.S. Treasury:	5-year Securities: 1.250% due March 31, 2021
10-year Securities: 1.625% due February 15, 2026

Benchmark Yield:	5-year Securities: 1.200%
10-year Securities: 1.766%

Spread:	5-year Securities: 72.9 bps
10-year Securities: 66.5 bps

Yield to Investors:	5-year Securities: 1.929%
10-year Securities: 2.431%

Joint Lead Managers:	Barclays Bank PLC
Citigroup Global Markets Inc.
The Hongkong and Shanghai Banking Corporation Limited
J.P. Morgan Securities plc
Mizuho International plc

Format:	SEC-Registered

Clearing Systems:	Euroclear and Clearstream (international global bond held at the common depositary); DTC (DTC global bond)

International Global Bond ISIN:	5-year Securities: XS1394274754
10-year Securities: XS1394274838

International Global Bond Common Code:	5-year Securities: 139427475 10-year Securities: 139427483

DTC Global Bond ISIN:	5-year Securities: US471048AS70
10-year Securities: US471048AT53

DTC Global Bond Common Code:	5-year Securities: 139552091
10-year Securities: 139552172

DTC Global Bond CUSIP:	5-year Securities: 471048 AS7
10-year Securities: 471048 AT5

Use of Proceeds:	The net proceeds of the issue of the bonds will be used for the financing operations of JBIC

Governing Law:	The State of New York

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

You can access JBIC’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act of 1933, as amended, at the following website:

http://www.sec.gov/Archives/edgar/data/1551322/000119312516536150/d131369d424b5.htm

Each purchaser of the bonds offered hereby will be deemed to have represented that it is a person who falls into the category of (i) or (ii) as set forth on page S-3 of the foregoing prospectus supplement.

JBIC has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents JBIC has filed with the SEC for more complete information about JBIC and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JBIC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free from the United States at 1-888-603-5847, Citigroup Global Markets Inc. toll-free from the United States at 1-800-831-9146, The Hongkong and Shanghai Banking Corporation Limited toll-free from the United States at 1-866-811-8049, J.P. Morgan Securities plc toll-free from the United States at 1-866-430-0686 or Mizuho International plc at 44-20-7236-1090.